Exhibit 2.1
TERMINATION AND RELEASE AGREEMENT
     This Termination and Release Agreement, dated as of December 28, 2007 (this “Agreement”), is by and among Superior Offshore International, Inc., a Delaware corporation (“Parent”), OFI Acquisition LLC, a Texas limited liability company (“Merger Sub”), Ocean Flow International, L.L.C., a Texas limited liability company (the “Company”), and Karl Winter, an individual resident of the State of Texas (“Seller”). Parent, Merger Sub, the Company and Seller are hereinafter referred to collectively as the “Parties” and each individually as a “Party.”
     WHEREAS, on October 18, 2007, the Parties entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Parent would acquire the Company pursuant to a merger of Merger Sub with and into the Company with the Company surviving as a wholly owned subsidiary of Parent and Seller’s 100% Membership Interest in the Company would be immediately cancelled and converted into shares of common stock, par value $0.01 per share, of Parent, on the terms and conditions set forth therein; and
     WHEREAS, on November 29, 2007, the Parties entered into that certain First Amendment to the Merger Agreement pursuant to which the date after which the Company or Parent could terminate the Merger Agreement if the Closing had not yet occurred was amended from November 30, 2007 to December 28, 2007; and
     WHEREAS, Section 12.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to Closing by mutual written consent of the Company and Parent; and
     WHEREAS, the Parties have mutually agreed to terminate the Merger Agreement pursuant to Section 12.1(a) of the Merger Agreement and to release each Party from certain liabilities and obligations under the Merger Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE I
TERMINATION; OBLIGATIONS OF PARTIES
1.1 Defined Terms. All capitalized terms used herein but not defined shall have the same meanings defined in the Merger Agreement.
1.2 Termination. Except as provided in Section 1.3 below and except for Sections 6.3 and 7.1 and Article XIV of the Merger Agreement (which shall survive the termination of the Merger Agreement), the Merger Agreement is hereby terminated in its entirety by mutual written consent of the Parties pursuant to Section 12.1(a) thereof, effective as of the date hereof, and from and after the date hereof no Party shall hereafter have any rights or obligations whatsoever under the Merger Agreement (except pursuant to Section 6.3 and 7.1 and Article XIV thereof).

1.3 Repayment of Loans to the Company. The Company agrees that, as of the date hereof, Parent has loaned to the Company, and the Company has borrowed, a total of $320,000.00, all of which is currently outstanding and owing to Parent (the “Loans”). The Company further agrees that Parent made such Loans subject to the consummation of Parent’s contemplated acquisition of the Company under the Merger Agreement. The Company hereby agrees to pay to Parent a total of $320,000.00 on or before January 31, 2008, in full repayment of such Loans. In the event that such Loans are not repaid in full by January 31, 2008, the Company shall be in default under such Loans and any amounts outstanding under such Loans shall bear interest at the rate of 18% per annum beginning on February 1, 2008. Seller hereby irrevocably and unconditionally guarantees to Parent the due and punctual payment and performance by the Company of its obligations under this Section 1.3, including repayment of the Loans to Parent.
1.4 Future Cooperation. The Company and Parent intend to cooperate with each other in pursuing future business opportunities.
ARTICLE II
MUTUAL RELEASE
2.1 Mutual Release. Each Party, on its own behalf and on behalf of its stockholders, members, subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns and any other persons which have or could derive rights through it, hereby waives and irrevocably releases and forever discharges the other Parties and the other Parties’ stockholders, members, subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns, from and against any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs, expenses and liabilities (each, a “Claim”) (except Claims arising out of or related to Sections 6.3 or 7.1 of the Merger Agreement and except for Claims arising out of or related to Section 1.3 of this Agreement) whether heretofore or hereafter existing, whether known or unknown, and whether arising at law or in equity, in contract, tort or otherwise, arising out of or related to the Merger Agreement. Notwithstanding the foregoing, the Company and Seller shall not be released or discharged from their obligations to repay the Loans in accordance with Section 1.3 hereof.
ARTICLE III
MISCELLANEOUS
3.1 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
3.2 Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by all Parties.
3.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties.

3.4 Governing Law. This Agreement, its construction and any disputes arising out of, connected with or related to it shall be governed by the Laws of the State of Texas, without regard to the conflicts of law principles of such state.
3.5 Interpretation. No provision of this Agreement will be interpreted in favor of or against any Party by reason of the extent to which such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date set forth above.

PARENT: SUPERIOR OFFSHORE INTERNATIONAL, INC.
By:	/s/ Roger D. Burks
	Name:	Roger D. Burks
	Title:	Executive Vice President, Chief Financial and Accounting Officer,

MERGER SUB: OFI ACQUISITION LLC
By:	/s/ Roger D. Burks
	Name:	Roger D. Burks
	Title:	Executive Vice President, Chief Financial and Accounting Officer,

THE COMPANY: OCEAN FLOW INTERNATIONAL, L.L.C.
By:	/s/ Harold N. May
	Name:	Harold N. May
	Title:	Attorney for the LLC

SELLER:
/s/ Karl Winter by Harold N. May, Attorney
Karl Winter

[Signature Page to Termination and Release Agreement]